Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES ANNOUNCES COST REDUCTIONS

Houston, Texas – January 11, 2016 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced its program to further reduce its operating costs in light of declining product demand brought about by lower and turbulent crude oil and natural gas prices. This initiative is expected to be substantially completed by the end of the Company’s second fiscal quarter ending March 31, 2016.

The program is expected to produce approximately $7 million of annualized cash savings over and above measures already implemented in its first fiscal quarter ended December 31, 2015. The majority of savings will be realized through a reduction of over 150 employees from the Company’s Houston-area workforce. In connection with the workforce reduction, the Company expects to incur $0.9 million of termination costs in its second fiscal quarter ending March 31, 2016. Additional cost savings will be realized through a facility consolidation as well as expense reductions in other areas.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “We are implementing this additional cost reduction program in full respect of current market conditions, where demand for our products has dropped precipitously. This includes the indefinite postponement of a permanent reservoir monitoring project opportunity that was expected to be tendered and delivered during fiscal year 2016. This very difficult decision to reduce our workforce reaches across all departments and geographical locations. However, we believe that we are strategically accomplishing this reduction in a manner that fully maintains our core manufacturing and engineering competencies with little or no interruption to our technical research and development efforts. If market conditions improve, we will appropriately respond to the need for additional resources. Although we currently face an unpredictable outlook with very limited visibility, we have prudently managed our balance sheet with no debt and a high level of liquidity which we believe makes us a survivor through this difficult time. Furthermore, we are experienced in managing our business through such challenging cycles, and we will continue to take the necessary steps to align our operating structure to meet market demand.”

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.